Amendment No. 1

to the

Purchase and Strategic Relationship Agreement

Dated January 31, 2007

Between

DCI USA, Inc.

And

SENERGY, LTD.

 WHEREAS, the Purchase and Strategic Relationship Agreement (the “Agreement”) received all necessary approvals and was executed on January 28, 2007; however, the parties having agreed that the Agreement should be revised in certain sections to correct minor errors and to clarify the intentions of the parties, the Agreement is amended as follows:

In the PREAMBLE:

“limited liability company” is hereby changed to “Delaware corporation”.

In  Section 1(d):

June 31, 2007 is hereby changed to June 30, 2007.

In Section 2:

“as determined by an independent public accountant” is hereby inserted before the comma in the chart section referencing Senergy’s Average Annual Net Profit.

Section 7(d):

is hereby deleted in its entirety.

Section 8:

the paragraph beginning with “Any notice required…” is hereby renumbered as 8.1.

Section 7.2 appearing on the fifth page of the Agreement is hereby renumbered as 8.2.

Section 7.3 appearing on the fifth page of the Agreement is hereby renumbered as 8.3.

Section 7.4 appearing on the fifth page of the Agreement is hereby renumbered as 8.4.

Section 7.5 appearing on the fifth page of the Agreement is hereby renumbered as 8.5.

Section 7.6 appearing on the fifth page of the Agreement is hereby renumbered as 8.6.

Section 7.7 appearing on the fifth page of the Agreement is hereby renumbered as 8.7.

Section 8. Due Diligence, appearing on the fifth page of the Agreement, is hereby deleted in its entirety.

In renumbered Section 8.3:

“and the promissory notes issued in accordance herewith and any amendment entered into with regard hereto” is hereby inserted after “This Agreement”.

COUNTERPARTS. This First Amendment to the Purchase and Strategic Relationship Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The Agreement remains in full force and effect except as specifically modified hereby.

This Amendment is effective as of January 31, 2007.

FOR DCI USA, INC.

/s/ Jonathan Ilan Ofir
Jonathan Ilan Ofir Chief Executive Officer

FOR SENERGY, LTD.:

/s/ Alon Segev
Alon Segev

/s/ Yoseph Gamliel
Yoseph Gamliel

BY ALON SEGEV AS ESCROW AGENT:

/s/ Alon Segev (L.N. 25752)
Alon Segev, Adv.